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              THIS AGREEMENT is made the 29th day of January 1997

BETWEEN:

1. MSU (UK) Limited a Company registered in the United Kingdom, having its principal place of business at Elder House, 526 to 528 Elder Gate, Central Milton Keynes, MK9 1LR, United Kingdom ('MSU').

2. Zilog Inc, a California registered Company, having its principal place of business at 210 East Hacienda Avenue, Campbell, California, 95008-6600 ('Zilog').

WHEREAS:

(a) MSU is a Company with expertise in the design and development of inter alia video chips and support software and reference hardware system for use in televisions and TV set top boxes. MSU is the licenser of its technology to OEM's and semi conductor manufacturers.

(b) Zilog Inc is a Company that designs, manufactures and sells integrated circuits to many consumer OEM's who manufacture and sell televisions, VCR's and TV Set Top Boxes.

(c) MSU wishes to grant and Zilog wishes to acquire the licence and rights to, subject to the terms and conditions of this agreement, the MSU products defined below.

IT IS AGREED AS FOLLOWS:

1.  Definitions.

    'Alternate Product Manufacturer' means an alternative manufacturer of the Product to

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whom MSU may grant a licence to manufacture, market and sell the Product pursuant to Clause 2.1.1 or where any milestones agreed pursuant to Clause 2.2.1 are not met to develop, manufacture market and sell or to whom the saving conditions reserved by Clause 2.2.2 apply.

'Application Development Kit' ('ADK') means a set of API Libraries for the Netbox hardware reference design platform. The ADK may be used by Zilog customers to produce additional application software to the binaries supplied. The ADK may be used to develop alternative HTML browsers and E-Mail Clients.

'Application Software Suite' ('ASS') means the Netbox binary run time code for:

(a) The Netbox Operating System Environment;

(b) Flash Filing System;

(c) HTML Browser Client and associated MIME Clients (JPEG, GIF, AU, WAV);

(d) E-Mail Client.

The Application Software binaries are only designed to operate within the parameters of the Netbox hardware reference design platform.

'Derivative products' are MSU or Zilog developed integrated circuits that may cost reduce the MSU Netbox design and/or add functionality to the Product in the MSU Netbox Market which are not pin compatible plug in replacements for the Product.

'Family Products' means integrated super set or sub set versions of the Product and which are built utilising part of the Product architecture but which are not intended for use in MSU Netbox or to utilise MSU Netbox Software.

'Full Capability Units' means part number Z9060X addressing 16 megabytes of memory and running MSU Netbox software, including Browser, E-mail and software stack.

'ISP Chip Set' means the proprietary Internet Services Processor that provide Internet Video and Audio output from a modem Internet input for display on televisions.

'The Licence Fee' means

(a) the sum of [*] payable as to:

     (a)(1) [*] which had been paid to MSU in stock and receipt of which MSU acknowledges.

     (a)(ii) [*] upon execution of this Agreement.

(b) The sum of [*] representing NRE payment to MSU payable as to:

     (b)(i) [*] upon completion of silicon design. Completion of silicon design


* The omitted information is confidential and has been filed separately with the Securities and Exchange Commission.


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    shall be deemed to have occurred when Zilog successfully complete pattern generation (P6).

     (b)(ii) [*] upon initial demonstration of functional silicon. Initial demonstration of functional silicon shall be deemed to occur when the MSU Netbox operates with the Product in an identical manner to an MSU Netbox using MSU Silicon without evidence of material glitches or bugs.

The NRE payment shall be treated as a repayment of Royalties to be returned to Zilog by the reduced royalty on the first [*] units of product as set out in clause 4.1.1(a) hereof.

'MSU Netbox' means an Internet Access Device based upon an MSU schematic reference design attached hereto as Exhibit 1 which incorporates the proprietary operating software programmes and routines together with application software all developed by MSU.

'Netbox Software' shall mean collectively the Application Software Suite, the Application Development Kit and the OEM Development Kit.

'Net Selling Price' Shall be Zilog's gross sales price invoiced to its customers, less deductions made for cash and trade discounts, allowances and returns in the ordinary course of business. Taxes, freight and other shipping charges that are invoiced by separate line item on the invoice shall also be excluded from the Net Selling Price.

'OEM Adaptation Kit' ('OAK') means the suite of tools to allow the Application Software Suite to undergo a defined amount of customisation. This includes user interface graphics and associated positioning dialler and connection parameters and scripted log on procedures.

'Partial Capability Units' means part number Z9060Y which may:

(i) not be using MSU Netbox software;

(ii) be limited to 1 megabyte of memory address by omitting to bond 4 address pins;

(iii) be such partial specification as should from time to time be agreed.

'the Product' means the discrete ISP Chipset revision 2 and future discrete pin compatible plug in replacements intended for use in the MSU Netbox designs and which do not require major MSU Netbox Software changes or hardware changes to be used.

* The omitted information is confidential and has been filed separately with the Securities and Exchange Commission.


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'Source Code Licence' shall mean a licence to perform modification of the ASS by modifying the 'C' based source code and by utilising functions provided by the ADK and add to the original source code of the current release of the Application Software Suite and Application Development Kit.

2.  Grant of Licence

    2.1 In consideration of the Licence Fee and the premises herein MSU hereby grants to Zilog the licences set out below:

         2.1.1 A worldwide perpetual (except as set forth in Section 10 non exclusive licence to manufacture market and sell the Product. MSU agrees that during the term of this agreement it will not grant a licence in similar terms to this clause 2.1.1 to more than one Alternate Product Manufacturer to manufacture market and sell the Product.

         2.1.2 A worldwide perpetual (except as set forth in Section 10 below) non exclusive licence to develop manufacture market and sell Derivative Products and Family Products.

         2.1.3 Subject only to agreement as to commercially acceptable terms as to price volume and delivery:

               (a) a non exclusive licence to foundry the Products.

               (b) a first opportunity/option to negotiate with MSU or MSU customers (other than any Alternate Product Manufacturer) who have foundry requirements (but not further or otherwise) for the foundry on their behalf of either proprietary or non proprietary Derivative Products and Family Products.

    2.2 MSU will not grant a licence to an Alternate Product Developer in similar terms to clause 2.1.2 for so long as Zilog is successful in:

         2.2.1 meeting commercial milestones for the development marketing and sale of Derivative Products and Family Products as may be agreed upon between the parties in a subsequent written agreement.

         2.2.2 maintian technological and innovation supports as an Alternate Product Developer of Derivative Products and Family Products.

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               SAVE that MSU may at any time licence an Alternate Product
               Developer who may also develop market manufacture and sell products which do not compete directly with the Product, Derivative Products or Family Products or where the Alternate Product Developer has new technology or core licences which the parties are not otherwise able to obtain in their own right.

    2.3 For the purposes of clarification development manufacturing marketing or sale by MSU per se of the Products, that are the subject of this agreement, shall not be deemed to be development manufacture marketing or sale by an Alternate Manufacturer or Alternate Product Developer referred to in clauses 2.1.1 and 2.1.2 above. At all times MSU shall be free to commercially exploit its technology in its own right.

3.  Derivative Products and Family Products

    3.1 Prior to the commencement of work upon Derivative Products Zilog will obtain from MSU prior approval of the proposed product specification and project goals for development. No such approval shall be required to be given by MSU for Family Products.

    3.2 Notwithstanding clause 3.1 above, Zilog shall be required to notify MSU in writing of its plans for the development of Family Products. Notification shall be provided in advance of completion of the Engineering Objective Specification ('EOS') for the family Product.

    3.3 Where Derivative Products and Family Products are developed independently by the parties and which are not customer proprietary licences shall be granted upon an exchange basis on terms to be agreed upon at the time that the licence is requested to manufacture, develop, market and sell.

    3.4 Where licence back of Zilog Derivative Products and Family Products are granted to MSU as provided in clause 3.3 above MSU will foundry such products at Zilog subject to most favoured customer terms.

    3.5 The parties will co-operate with a view to defining future integrated versions of the Product and development plans to the mutual understanding of the parties.

    3.6 MSU agrees that where it has developed Derivative Products or Family Products

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         it will not grant a Licence to more than one Alternate Product
         Manufacture to manufacture, market and sell such Derivate Products or Family Products.

4.  Royalties

    4.1 MSU shall be paid by Zilog a royalty for each unit of the Product, Derivative Product or Family Product manufactured and shipped by Zilog. Such royalties shall be calculated as follows:

         4.1.1 For Full Capability units sold as an embedded application using MSU Netbox software;

               (a) for the first [*] units [*] per unit;

               (b) for the next [*] units [*] per unit;

               (c) thereafter, [*]% of the net selling price.

    4.2  For Partial Capability Units:

         4.2.1 Not using MSU Netbox software [*] to be agreed when final specification agreed of net selling price of discreet versions of the ISP Chipset. There shall be no minimum price for this Product.

         4.2.2 Where a super-set or sub-set of the ISP Chipset is integrated with other functions or cores into a Derivative Product a royalty shall be calculated as to a percentage of the fractional ratio of the ISP Chipset net selling price to the total Chipset selling price where the ratio is the same as the area ratio of the ISP Chipset to the entire Derivative Product developed. In the calculation of this formula, bonding pad area and repetitive design areas such as ROM and RAM shall be excluded.

         4.2.3 This agreement contemplates that Derivative Products shall have a royalty which reflects:

               (a) The added value from the use of MSU Netbox software at the rate referred to in clause 4.1 above (discrete versions) or;

               (b) subject to the area ratio calculation in 4.2.2 above.

    4.3 A minimum ISP published selling price of [*] per unit is initially required to conform with MSU contractual arrangements in place at the date of this agreement. MSU has a commitment to customers that requires Zilog not to sell Full Capability Units with MSU Netbox software at prices below (US)

* The omitted information is confidential and has been filed separately with the Securities and Exchange Commission.


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         [*] in any volume. In the event that MSU grants prices below this minimum MSU will notify Zilog of the new minimum price Zilog shall be permitted to sell at or above the new minimum price. Zilog and MSU agree to negotiate prices below this level if the MSU ISP Chipset becomes unprofitable or uncompetitive when sold at any agreed price.

    4.4 Where a new product is redesigned to obtain a significantly increased performance version of the ISP Chipset function new royalty terms shall be renegotiated.

    4.5  MSU agrees that in the event of:

         (a) Other Chipset solutions and software being available in volume to end use customers at a lower price, or;

         (b) MSU or Zilog introduce more integrated ISP versions of the Product that displace the need for the discrete Product:

         renegotiation of the price of the ISP Chipset to under [*] and the royalties to under [*] of the net selling price may be allowed.

    4.6 Zilog agrees to keep true and accurate records and books of account for two (2) years past their date of creation containing all the data necessary for the determination of the royalties payable under this clause which records and books of account shall upon reasonable notice of MSU be open at all reasonable times during business hours for inspection by MSU or an independent accountant selected by MSU and acceptable to Zilog (which acceptance shaould not be unreasonably withheld) for the purpose of verifying the accuracy of Zilog's report hereunder. All such requests by MSU must be made within two (2) years of the date of receipt of the report at issue or such claims or actions shall be forever waived by MSU. MSU shall be solely responsible for the costs of the account unless the accountant certifies that any reports are inaccurate in any material respect in which event Zilog shall reimburse MSU for its reasonable costs.

    4.7 Zilog shall submit to MSU within thirty days of the end of each calender month a statement setting forth with a respect to its operations hereunder during that period setting out in particular:

         (a) The quantity of the products manufactured;

         (b) the quantity of the products shipped;

* The omitted information is confidential and has been filed separately with the Securities and Exchange Commission.

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    4.8  MSU agrees to maintain confidential all financial information received that document or relate to Zilog's operations pursuant to this agreement.

5.  MARKS

    5.1 It is anticipated that from time to time the product will carry a distinctive mark or logo together with an acknowledgement of MSU design and ownership of rights. Zilog will ensure that such marks are carried on the topmark or shipping cartons for the Product.

    5.2 Zilog shall leave in position and will not cover or erase any notice or other marks (including without limitation details of patents or trademarks or copyright relating to the Product or its ownership by MSU which MSU may reasonably insist are placed or fixed to the Products or their casing or packaging.

    5.3 Zilog shall be permitted to place marks on Product, Derivative Products or Family Products that protect any intellectual property or other rights that Zilog may claim in the Product, Derivative Products or Family Products.

6.  MSU OBLIGATIONS

    6.1  TO GRANT SOFTWARE LICENSES.

         6.1.1 MSU shall grant licenses to Zilog customers of the Netbox software in substantially the form of MSU's Application Software Suite Licence or Source Code Licence as shall be current from time to time (individually called a Licence Agreement). Such licences shall only be granted to Zilog customers who:

               (a) Have completed Product evaluation and have placed irrevocable chip orders for the ISP Chipset;

               (b) Who have signed a Licence Agreement providing for the payment to MSU of a royalty of [*] for each unit of ISP Chipset shipped incorporating any part of the ADK executable code;

               (c) In the case of a Source Code Licence pay an up front licence fee of [*]. This may at MSU's discretion be waived and modified where appropriate with individual customer;

* The omitted information is confidential and has been filed separately with the Securities and Exchange Commission.


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               (d) Such Licence Agreements shall also provide for registration with MSU prior to market release, and for MSU to have the first right of refusal to licence back such code for use with the ISP Chipset.

         6.1.2 Zilog shall have the right to supply evaluation copies of the ADK and OAK to approved Zilog customers who have entered into obligations of confidentiality satisfactory to MSU.

    6.2  TO PROVIDE A DEVELOPMENT KIT

         6.2.1 MSU will supply to approved Zilog customers a Development Kit consisting of a Netbox Appliance, connecting cables to a PC Computer, Schematics, the ASS and OAK.

         6.2.2 The list price of the Development Kit shall be [*]. This may at MSU discretion be waived or modified where appropriate with individual customers.

    6.3  TO PROVIDE SOFTWARE SUPPORT

         6.3.1 At all times during the term of this agreement MSU will support the Netbox Software on the X86 CPU platform of the Netbox reference design licenced pursuant to the terms of this agreement to the extent provided for in Exhibit 2 hereto.

    6.4  TO FULFILL DEVELOPMENT CONTRACTS

         6.4.1 Where Zilog customers do not have the necessary resources subject to agreement as to terms, MSU will offer Zilog customers a software development service to modify/or customise Netbox software.

         6.4.2 MSU shall charge normal MSU rates for such activities.

    6.5  TO PROVIDE A CUSTOMER TELEPHONE SUPPORT SERVICE

         6.5.1 Subject to demand, MSU shall offer Zilog customers of ISP hardware or software a limited availability of telephone support.

         6.5.2 MSU reserves the right to limit the extent of free support services according to the capability and competence of the customer and magnitude of the business with MSU.

* The omitted information is confidential and has been filed separately with the Securities and Exchange Commission.

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7.  ZILOG OBLIGATIONS

    7.1 MSU has agreements with Internet Service Providers ("ISPs") that provide MSU customers with optional use of ISP's services when using the MSU Netbox Reference Design Browser software. Customers developed by MSU for ISPs provide MSU with a finders fee in compensation for developing such customers. Zilog is willing to pass through to customers the software that offers such services in the form of the Browser and will negotiate compensation for the benefit of MSU from ISPs.

8.  INDEMNITIES

    8.1 MSU shall fully indemnify and hold harmless Zilog against claims costs and expenses that Zilog or its OEM customers may incur in connection with any claim of infringement of the third party intellectual property rights caused by or arising out of the manufacture or sale or use of the Product or Netbox software. This indemnity shall include all costs and expenses of refuting defending or settling any claim as well as any damages or compensation ordered to be paid to any third party by any Court.

    8.2 Zilog shall fully indemnify and hold harmless MSU against any claims or actions brought by third parties against MSU due to manufacturing defects in the Product or design defects of any Derivative Products or Family Products developed by Zilog. This indemnity shall include all costs and expenses of refuting defending or settling any claim as well as any damage or compensation ordered to any third party by any Court.

    8.3 Zilog shall not be responsible for any changes requested or required by MSU or third parties to any Product, Derivative Product, or Family Product. Zilog shall not be responsible for flaws or defects created by MSU or third parties because of alterations to the Products, Derivative Products, or Family Products, or because of damages that arise as a result of combination of the Product, Derivative Products, or Family Products in systems designed, engineered or developed by MSU or third parties.

    8.4 NEITHER ZILOG NOR MSU SHALL BE LIABLE TO THE OTHER OR TO ANY OTHER PERSON (TO THE MAXIMUM EXTENT THAT EITHER PARTY CAN DISCLAIM SUCH LIABILITY) FOR ANY CLAIM FOR


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         INCIDENTAL, SPECIAL, INDIRECT, OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS
         OF PROFIT, LOSS OF PLANT OR EQUIPMENT OR PRODUCING ARISING FROM THE
         SALE OR SUBSEQUENT USE OF PRODUCTS, DERIVATIVE PRODUCTS OR FAMILY PRODUCTS.

9.  INTEREST

    9.1 All sums due from either of the parties to the other which are not paid on the due date shall bear interest from day to day at the annual rate of 3% over the current National Westminster Bank Plc daily base rate with a minimum of 10% per annum.

10. TERMINATION

    10.1 Either party may by notice in writing to the other terminate this agreement immediately upon the happening of any one of the following events:

         (a) Either party shall become bankrupt or be wound up or make any arrangement or composition with its creditors;

         (b) If either party is in material breach of any term of this Agreement and fails to cure the breach within 45 days, (21 days for non payment of monetary sums owed) after written notice of that breach and of the first party's intention to terminate;

         (c) On either party for any reason of whatsoever nature being substantially prevented from performing or becoming unable to perform its obligations hereunder;

         (d) On Zilog or MSU assigning or attempting to assign this Agreement without the prior written consent of the other;

         (e) If control of Zilog or MSU shall pass from the present shareholders or owners or controllers to other persons whom the other party shall in its absolute discretion regard as unsuitable.

    10.2 The indemnities and obligations of confidentiality contained in this Agreement and the provision for payment of an account in respect of continuing royalties and other sums due to either party under this Agreement shall survive the termination or expiry of this Agreement.





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11. GENERAL

     11.1 Force Majeure. Neither party shall be liable to the other for any failure to perform or delay in performance of its obligations hereunder (other than an obligation to pay monies) caused by:

             (a)    Act of God;

             (b) outbreak of hostilities, riots, civil disturbance, acts of terrorism;

             (c) the act of any government or authority (including revocation of any licence or consent);

             (d)    fire, explosion, flood, fog or bad weather;

             (e) theft or malicious damage, strike, lockout or industrial action of any kind;

             (f) any cause or circumstances whatsoever beyond its reasonable control.

     11.2 The parties agree to submit to the exclusive jurisdiction of the courts of England and Wales.

     11.3 Waiver. The failure of a party to insist in any one or more instances upon the performance of any provisions of this agreement shall not be construed as a waiver or relinquishment of that party's rights to future performance of such provision and the other party's obligation in respect of such future performance shall continue in full force and effect.

     11.4 Severability. In the event that any one or more of the provisions contained in this agreement shall for any reason be held to be unenforceable, illegal or otherwise invalid in any respect under the law governing this agreement or its performance such unenforceability, illegality or invalidity shall not effect any other provision of this agreement and this agreement shall then be construed as if such unenforceable illegal or invalid provisions had never been contained herein.

     11.5 Compliance with Laws. In the performance of this agreement both parties should comply with all laws, rules, regulations, decrees and other ordinances issued by any governmental or other state authority relating to the subject matter of this agreement and the performance by the parties hereto or their obligations hereunder.

     11.6 Whole Agreement. This Agreement sets forth and shall constitute the entire agreement between both the parties with respect to any of the subject matter hereof and shall supersede any and all promises, representations, warranties or





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             other statements whether written or oral, made by or on behalf of one party to the other of any nature whatsoever or contained in any leaflet brochure or other document given by one party to the other concerning such subject matter.

     11.7 This Agreement may not be released, discharged, supplemented, interpreted, amended, varied, or modified in any manner except by an instrument in writing signed by a duly authorised officer or representative of each of the parties hereto.


12.  NO JOINT VENTURE OR PARTNERSHIP

     Nothing in this Agreement should create a partnership or joint venture between the parties hereto and save that expressly provided in this Agreement, neither party shall enter into or have authority to enter into any engagement or make any representation of warranty on behalf of or pledge to credit or otherwise bind or oblige the other party hereto.


13.  CONFIDENTIALITY

     13.1 Each party shall enter into a trust and confidence agreement in the form set out in Schedule 1 - regulating to the fullest extent allowed by the law in respect of responsibilities and duties of confidentiality governing the ISP Chipset, the software, intellectual property rights, know how and technical information, the subject of this Agreement.

     13.2 Zilog undertakes to ensure that all employees, suppliers, sub contractors, sub licensees, and any other persons or organisations who it is reasonable to contemplate having access to the intellectual property rights know how or technical information will covenant directly with MSU in the same terms as the trust and confidence agreement.

14.  NOTICES

     14.1 Unless otherwise specified herein all notices or reports permitted or required under this Agreement shall be in writing and shall be delivered in person, mailed by first class postage prepaid or sent by telex, telegram or telecopier to the designated person at the address set forth below or as amended in writing and provided to the other party at their last designated address.



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     14.2    Notices and payments to MSU shall be sent to the following:

             Elder House
             526 to 528 Elder Gate
             CENTRAL MILTON KEYNES
             United Kingdom MK9 1LR For the attention of Mr R H Phillips

     14.3    Notice to Zilog shall be sent to the following address:

             210 East Hacienda Avenue
             Campbell
             CALIFORNIA 95008
             USA
             For the Attention of the Legal Department



Signed on behalf     )
of MSU               )                             /s/ William Snowden
in the presence of   )                      ____________________________________
                                                        Secretary
                                                   AUTHORISED SIGNATORY



[signature]
_________________________
WITNESS



Signed on behalf      )                                 [signature]
of MSU                )                      ___________________________________
in the presence of    )                            AUTHORISED SIGNATORY




_________________________
WITNESS


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